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                                  [LETTERHEAD]

April 21, 1999

United States Satellite Broadcasting
Company, Inc.
3415 University Avenue
St. Paul, Minnesota  55115

Ladies and Gentlemen:

Pursuant to your request, we herewith submit our opinion with regard to whether, under current statutory laws and judicial and administrative interpretations thereof, (1) the proposed acquisition of United States Satellite Broadcasting Company, Inc. ("USSB") pursuant to a merger of USSB with and into Hughes Electronics Corporation ("Hughes"), a direct wholly owned subsidiary of General Motors Corporation ("GM") (the "Merger"), pursuant to the terms of an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Plan of Merger"), by and among USSB, Hughes and GM, will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) each of GM, Hughes and USSB will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (3) gain or loss will be recognized by a shareholder of USSB as a result of the Merger with respect to shares of USSB converted into shares of GM.

Under the terms of the Plan of Merger, Hughes would be the surviving corporation of the Merger and, except for shares as to which statutory dissenters' appraisal rights have been exercised, each share of Common Stock, $.0001 par value of USSB (the "Common Stock") and each share of Class A Common Stock, $.0001 par value of USSB (the "Class A Stock") (collectively, the "USSB Stock"), would entitle the holder thereof to receive, at the holder's election, either (i) a fraction of a share of Class H Common Stock of GM, par value $0.10 per share ("GM Class H Common Stock") equal to the Exchange Ratio, within the meaning of the Plan of Merger (.3775, assuming the per share price of the GM Class H Common Stock is between $27.8146 and $47.6821), subject to adjustment as described below, or
(ii) cash equal to the Exchange Ratio multiplied by the Average Price (as defined below) of the GM Class H Common Stock (in the aggregate, the "Merger Consideration"). A holder of USSB Stock otherwise entitled to receive a fractional share of GM Class H Common Stock will be, solely for the purpose of saving GM the expense and inconvenience of issuing and transferring fractional share interests, paid in cash in lieu of such fractional share by GM.

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April 21, 1999
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The Exchange Ratio is subject to upward or downward adjustment if the average closing price of GM Class H Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending the second trading day prior to Closing Date of the Merger (the "Average Price") is less than $27.8146 or greater than $47.6821. If the Average Price is less than $19.8675, the Exchange Ratio will be
 .5285.

The Plan of Merger (i) limits the number of shares of GM Class H Common Stock to be issued in the Merger to that number which is equal to 70 percent of the product of the number of shares of USSB Stock and .3775, and (ii) further limits the amount of GM Class H Common Stock to be issued to not more than 70 percent of the total Merger Consideration (collectively, the "Stock Limitation"). Furthermore, the aggregate amount of cash paid in the Merger, in general, may not be less than 30 percent nor more than 50 percent, of the aggregate Merger Consideration (the "Cash Limitation"). Furthermore, if the amount of cash to be paid in the Merger were to exceed the maximum amount of cash that is permissible under the continuity of ownership interest requirement (described below), as determined by Weil, Gotshal & Manges LLP, in consultation with Leonard, Street and Deinard Professional Association, then the Cash Cap (as defined in the Plan of Merger) shall be reduced to the extent necessary to enable this opinion, and that of Weil, Gotshal & Manges LLP, to be confirmed as of the Closing Date.

                                   DISCUSSION

I.    REORGANIZATION.

In order to qualify as a reorganization under Sections 368(a)(1)(A) and
(a)(2)(D) of the Code, the proposed transaction must constitute a merger effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. Treasury Regulation Section 1.368-2(b)(1). Under the Plan of Merger, the Merger will constitute a statutory merger of USSB with and into Hughes pursuant to the Delaware General Corporation Law ("DGCL") and the Minnesota Business Corporations Act ("MBCA") and Hughes, as the surviving corporation, will continue its corporate existence under the DGCL and the separate corporate existence of USSB shall cease.

Sections 368(a)(1)(A) and (a)(2)(D) of the Code contemplate a statutory merger of two or more corporations which is required by business exigencies and which effects only a readjustment of continuing interest in property under modified corporate forms. Treasury Regulation Section 1.368-1(b). Requisite to a reorganization pursuant to Section 368(a)(1)(A) is a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Treasury Regulation Section 1.368-1(b). Section 368(a) and related provisions, such as Section 354(a), described below, are only intended to apply where there is a plan of reorganization having a corporate business purpose. Treasury Regulation Section 1.368-1(c).

Pursuant to Section 368(a)(2)(D) of the Code, the acquiring corporation must acquire substantially all of the properties of the corporation to be acquired in exchange for stock of a corporation which is in

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Company, Inc.
April 21, 1999
Page 3


control of the acquiring corporation ("controlling corporation"), provided that no stock of the acquiring corporation may be used in the transaction and that the transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of USSB's net assets and at least 70 percent of the fair market value of USSB's gross assets. The management of USSB and Hughes have each represented that at least 90 percent of the fair market value of such net assets and 70 percent of the fair market value of such gross assets held by USSB immediately before the Merger will be acquired by Hughes in the Merger. For purposes of this representation, amounts paid by USSB to dissenters, amounts paid by USSB to its shareholders who receive cash or other property, assets of USSB used to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by USSB immediately preceding the Merger will be included in the assets USSB held immediately prior to the Merger. We understand that certain transactions contemplated under the Asset Option Agreement, the Trademark/Trade Name Option Agreement and the Programming Agreement, may result in the transfer of certain assets of USSB to Hubbard Broadcasting, Inc. ("HBI") following the Merger. The management of USSB and Hughes have each represented that the terms of each of these agreements are the product of arms-length bargaining and provide for the payment of consideration equal to the fair market value of the property to be transferred thereunder.

The Boards of Directors of USSB, GM and Hughes believe that the Merger will benefit their respective companies and is in the best interests of their respective shareholders, and management of USSB and Hughes have represented that the Merger is being effected for bona fide business reasons.

The management of USSB has represented that, in connection with the Merger, USSB has not sold, transferred or otherwise disposed of any of its assets as would prevent GM or members of its qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from allowing Hughes after the Merger to continue the historic business of USSB or to use a significant portion of USSB's historic assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d). The management of GM and Hughes have represented that GM has no plan or intention to liquidate Hughes; to merge or consolidate Hughes with and into another corporation; or to cause Hughes to sell, transfer, exchange or otherwise dispose of any of its assets; as would prevent GM or members of its qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from causing Hughes after the Merger to continue the historic business of USSB or to use a significant portion of USSB's historic assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d). The fact, among others, that the Boards of Directors of USSB, Hughes and GM believe that the Merger will enhance the overall profitability of the combined entity, establishes that the Merger is being undertaken for valid business reasons germane to the continuance of the businesses of USSB and Hughes. Thus, the Merger satisfies the continuity of business enterprise and the business purpose requirements.

Similarly, the requisite continuity of ownership interest is present in the proposed transaction. We have assumed for purposes of this opinion, based on representations of the management of HBI, USSB, GM and Hughes and the existence of the Stock Limitation and the Cash Limitation described above,

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United States Satellite Broadcasting
Company, Inc.
April 21, 1999
Page 4


including the requirement in the Plan of Merger that the Cash Cap shall be lowered if necessary to assure continuity of ownership interest, that the GM Class H Common Stock issued to USSB shareholders in the Merger will represent in no event less than 45 percent of the total aggregate consideration to be issued to USSB shareholders in the Merger. Furthermore, (i) the management of USSB has represented that in connection with the Merger, no shares of USSB Stock have been (a) redeemed by USSB, (b) acquired by a person related to USSB (within the meaning of Treasury Regulation Section 1.368-1(e)(3), determined without regard to Treasury Regulation Section 1.368-1(e)(3)(i)(A)), for consideration other than GM Class H Common Stock, or (c) the subject of any extraordinary distribution by USSB; (ii) the management of GM and Hughes have represented that, in connection with the Merger, neither GM nor any person related to GM (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) will purchase, exchange, redeem or otherwise acquire any of the GM Class H Common Stock to be issued to USSB shareholders for consideration other than GM Class H Common Stock; (iii) management of USSB has represented that to its best knowledge, there is no plan or intention on the part of any USSB shareholder who owns five percent (5%) or more of USSB to sell, exchange, or otherwise dispose of any GM Class H Common Stock to be received in the Merger, directly or indirectly, to GM or any person related to GM (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than GM Class H Common Stock; and (iv) management of HBI has represented that it will not sell, exchange or otherwise transfer the GM Class H Stock to be received in the Merger, directly or indirectly, to GM or any person related to GM (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than GM Class H Common Stock.

Based on the foregoing and on representations provided by HBI, USSB, GM and Hughes, we are of the opinion that the acquisition by Hughes of substantially all of the assets of USSB in exchange for shares of GM Class H Common Stock and cash, and the assumption by Hughes of the liabilities of USSB, all pursuant to the Merger, should constitute a statutory merger under the laws of the State of Delaware and the State of Minnesota, within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Code, and satisfy the business purpose, continuity of business enterprise and continuity of ownership interest requirements thereunder.

II. PARTY TO A REORGANIZATION.

Pursuant to Section 368(b) of the Code, the term "party to a reorganization" includes (i) a corporation resulting from a reorganization and (ii) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In addition, in the case of a reorganization qualifying under Code Section 368(a)(i)(A) by reason of Section 368(a)(2)(D), such term includes the controlling corporation, as defined above.

III. GAIN OR LOSS TO USSB SHAREHOLDERS.

Although a shareholder may realize gain or loss in a reorganization, under
Section 354(a) of the Code no such gain or loss is recognized if stock or securities in a corporation a party to a reorganization are exchanged, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization. However, under Section 356(a) of the Code, if the property

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United States Satellite Broadcasting
Company, Inc.
April 21, 1999
Page 5


received in such exchange consists not only of stock or securities but also of "other property or money," any gain (but not loss) realized shall be recognized but not in excess of the sum of such money and the fair market value of such other property. For this purpose, a shareholder's realized gain is equal to the amount by which the sum of such other property or money and such stock or securities exceeds the shareholder's tax basis in the stock or securities exchanged therefor. Furthermore, Section 356(a)(2) of the Code provides that if such exchange has "the effect of the distribution of a dividend," there shall be treated as a dividend to each "distributee" an amount of such recognized gain as does not exceed such distributee's ratable share of the undistributed earnings and profits of the corporation accumulated after February 28, 1913.

For purposes of determining whether other property or money ("boot") received has the effect of a distribution of a dividend for federal income tax purposes, a shareholder is treated as if it first exchanged all of its shares of such stock or securities solely for stock or securities and then immediately redeemed a portion of such stock or securities in exchange for the boot such shareholder actually received. Under this analysis, in general, if the receipt of cash in the deemed redemption by such holder results in a substantially disproportionate reduction in such holder's voting stock interest in the issuing corporation or is not essentially equivalent to a dividend, the receipt of the boot will not have the effect of the distribution of a dividend. For purposes of this determination, such holder's voting stock interest in the issuing corporation before the deemed redemption is compared to such holder's interest in the issuing corporation after the deemed redemption, taking into account in each case any stock constructively owned by such holder as a result of the application of the attribution rules of the Internal Revenue Code. Generally, taking into account actual ownership and ownership by attribution, if such holder's interest in the voting stock of the issuing corporation has declined, as a result of the deemed redemption, by more than 20 percent, then the receipt of boot should not be treated as a dividend. However, even if such holder's interest in the voting stock of the issuing corporation has declined, as a result of the deemed redemption, by 20 percent or less, then generally, in the case of a minority stockholder who is neither an officer or director of the issuing corporation or who exercises no control over corporate affairs, the receipt of boot should not be taxed as a dividend.

In RICHARD M. MILLS ET AL v. COMMISSIONER OF INTERNAL REVENUE, 331 F.2d 321 (5th Cir. 1964), the Court of Appeals, reversing the United States Tax Court, held that cash received in lieu of an interest in a fractional share, which was independent consideration but made paid merely for the purpose of simplifying the corporate and accounting problems caused by the actual issuance of fractional shares, would not be treated as consideration other than voting stock for purposes of Section 368(a)(1)(B) of the Code. In Revenue Ruling 66-365, 1966-2 C.B. 116, following MILLS, the Internal Revenue Service ruled that in a transaction qualifying under Section 368(a)(1)(A), (B),(C) or (D) of the Code, if a cash payment made by the acquiring corporation is not bargained for, but is in lieu of fractional share interests to which the shareholders are entitled, such cash payments will be treated under Section 302 of the Code as made in redemption of such fractional share interests, and, accordingly, will be treated as a distribution in full payment in exchange for the fractional share interests under Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend. All the facts and

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United States Satellite Broadcasting
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April 21, 1999
Page 6


circumstances of each case will be considered in determining whether a cash distribution in lieu of fractional shares is essentially equivalent to a dividend.

For ruling purposes, the Internal Revenue Service normally will treat cash paid in lieu of a fractional share interest in a reorganization as having been received in part or full payment in exchange for the fractional share, provided that the cash is paid solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional share interests. Revenue Procedure 77-41, 1977-2 C.B. 574. The taxpayer seeking the ruling is normally expected to represent that cash so paid will not exceed one
(1) percent of the total consideration that will be issued in the transaction and that no shareholder of the acquired corporation will receive such cash in an amount equal to or greater than the value of one (1) full share of the stock of the acquiring corporation (or the controlling corporation, as the case may be). Revenue Procedure 86-42, 1986-2 C.B. 722.

Based on the foregoing and on the representations set forth in the certificates dated as the date hereof and delivered by HBI, USSB, GM and Hughes, we are of the opinion that the Merger will result in the following tax consequences:

                       (i) The Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                       (ii) Each of GM, Hughes and USSB should be a party to such reorganization within the meaning of Section 368(b) of the Code.

                       (iii) No gain or loss should be recognized by a shareholder of USSB as a result of the merger with respect to shares of USSB Stock converted solely into shares of GM Class H Common Stock other than with respect to cash received in lieu of fractional shares.

                        (iv) The aggregate tax basis of shares of GM Class H Common Stock received in the merger by a USSB shareholder who receives only GM Class H Common Stock in the merger should be equal to the aggregate tax basis of the shares of USSB Stock surrendered in exchange therefor, and the holding period of such shares of GM Class H Common Stock should include the period during which such shares of USSB Stock were held.

                        (v) A USSB shareholder that receives only cash consideration as a result of the merger or pursuant to the exercise of dissenters' rights will recognize capital gain or loss equal to the difference between the amount of cash consideration received by such shareholder and the tax basis of such shareholder's USSB Stock, and such capital gain or loss should be long-term capital gain or loss if the holding period for such shares of USSB Stock is greater than one year at the time of the consummation of the merger.

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                        (vi)   A USSB shareholder that receives both cash
               consideration and GM Class H Common Stock as a result of the merger should recognize gain equal to the lesser of the gain that such shareholder realizes in the merger and the amount of cash such shareholder receives, but no such shareholder should be allowed to recognize only loss as a result of the merger.

                        (vii) Any gain recognized by a USSB shareholder that receives a combination of GM Class H Common Stock and cash as a result of the merger should be treated as capital gain unless the receipt of cash has the effect of the distribution of a dividend for federal income tax purposes, in which case the recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of USSB's accumulated earnings and profits. Any gain treated as capital gain should be long-term capital gain if the holding period for the USSB Stock surrendered therefor was greater than one year at the time of the consummation of the merger.

                        (viii) The aggregate tax basis of shares of GM Class H
               Common Stock received by a USSB shareholder who receives a combination of GM Class H Common Stock and cash consideration as a result of the merger, including a fractional share interest deemed received, should be the same as the aggregate tax basis of the USSB Stock surrendered therefor increased by the gain recognized, if any, including any portion of such gain treated as a dividend, and decreased by the amount of cash received, other than cash received in lieu of fractional shares. The holding period of such shares of GM Class H Common Stock should include such shareholder's holding period in such USSB Stock.

                        (ix) Cash received by a USSB shareholder in lieu of a fractional share interest in GM Class H Common Stock should be treated as received in redemption of such fractional share interest and such shareholder should generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the tax basis of the share of USSB Stock allocable to such fractional share interest. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for such shares of USSB Stock is greater than one year at the time of the consummation of the merger.

For purposes of these opinions we have assumed that the USSB Stock held by a USSB shareholder would be treated as a capital asset in the hands of such shareholder at the time of the consummation of the merger.

Our opinions are based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures and judicial decisions, all of which are subject to change prospectively and retrospectively. Our opinions must be understood in the context of the possibility of such changes.

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Company, Inc.
April 21, 1999
Page 8



Furthermore, an opinion of counsel is predicated upon all of the facts and conditions set forth in such opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of such opinion. Our opinion is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur with such opinion. In each case, our opinion is based upon the assumption that events will occur in the manner described herein. In each case, we are of the opinion that, if the issues were litigated, although the outcome of the litigation cannot be predicted with certainty, a court would hold as set forth herein.

The foregoing is not intended to be, and does not constitute, a complete description of the possible federal tax consequences of the Merger to the shareholders of USSB. Furthermore, shareholders of USSB participating in the Merger may be subject to applicable taxing provisions of state, local and foreign jurisdictions as to which we give no opinion. In addition, the tax consequences of the Merger may vary depending upon the particular facts relating to each shareholder. Accordingly, each shareholder is urged to consult his own tax advisor with respect to the tax consequences to him or her.

Our opinions are based upon the representations of HBI, USSB, GM and Hughes and factual statements referred to hereinabove. If any such representation or factual statement is inaccurate or incorrect in any material respect as of the date hereof or the Closing Date, any or all of the opinions set forth hereinabove may be inapplicable.

This opinion may only be relied upon by USSB and its shareholders and, with respect to our opinion that GM and Hughes are each a party to the reorganization," by GM and Hughes. We hereby consent to the reference to our firm under the caption "THE MERGER -- Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the registration statement on Form S-4 prepared in connection with the Proxy Statement/Prospectus.

Very truly yours,

LEONARD, STREET AND DEINARD
Professional Association


/s/ Paul J. Linstroth